UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 30, 2010

GP Strategies Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-7234	13-1926739
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

6095 Marshalee Drive, Suite 300, Elkridge, MD	21075
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 379-3600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 30, 2010, the Board of Directors of GP Strategies Corporation, a Delaware corporation (“the Company”)  approved a Cash Bonus Plan (the “Bonus Plan”) to replace the Company’s existing bonus plan. The Bonus Plan provides for the payment of cash bonuses to eligible employees and executive officers of the Company and its wholly owned subsidiary, General Physics Corporation, including  Named Executive Officers Sharon Esposito-Mayer, Executive Vice President & Chief Financial Officer, Karl Baer, Executive Vice President — Manufacturing, and Donald Duquette, Executive Vice President — E-Business & Learning Solutions. Scott Greenberg, Chief Executive Officer, and Douglas Sharp, President, are not currently eligible to participate in the Bonus Plan as their bonuses are determined under their individual employment agreements.

The Bonus Plan contains separate formulas and incentives for the executive team, business unit leaders and all other employees.  Each part of the plan sets forth, among other things, (1) which levels of executives or employees are eligible to participate in that part of the plan, (2) the method of determining the amount of bonuses available for distribution under that part of the plan, and (3) performance criteria to be used in determining the amount, if any, of each participant’s bonus.  For purposes of the Bonus Plan, the Company’s executive team includes the aforementioned Named Executive Officers and certain other executive and senior vice presidents.  The total bonus pool that may be allocated among the executive team will not exceed 50% of the executive team’s total base salaries and is determined by using a formula based on the Company’s revenue growth and pre-tax income growth over the prior year’s results.  Once the bonus pool is established, the amount of each executive team member’s cash bonus, if any, is determined using a score (up to 100 points) given to each executive team member based upon the attainment of the performance objectives recommended by the Chief Executive Officer and approved by the Compensation Committee of the Board of Directors.  Performance objectives include specific corporate level, group level (or for executive team members who are not group leaders, additional corporate level) and individual objectives. Corporate level and group level objectives are based on revenue and pre-tax income growth of the Company and the operating group within the Company for which the executive is responsible, compared to the prior fiscal year results, adjusted for acquisitions during the year and other non-recurring items when deemed appropriate by the Company. For 2010, executive team members can achieve maximum scores of 15 points under the Bonus Plan for corporate revenue growth of 10% or more and 15 additional points for corporate pre-tax income growth of 20% or more, and maximum scores of 25 points under the Bonus Plan for group revenue growth of 15% or more and 25 additional points for group gross profit growth of 30% or more.  Achievement of individual goals may add up to 20 more points to each executive team member’s score. Each executive team member’s bonus is equal to the amount of the bonus pool multiplied by the percentage determined by dividing such executive team member’s score by the total of all executive team members’ scores.

Additionally, the Bonus Plan provides for the payment of cash bonuses to the Company’s business unit leaders and other eligible employees.  Business unit leaders may earn cash bonuses of up to 15% of their salary based upon the achievement of group, business unit and individual objectives. Other employees may receive bonuses out of bonus pools earned by each business unit based on achievement of business unit objectives.  Once the size of the business unit bonus pool is determined, individual awards to employees may be made from the pool on the recommendation of the business unit leader and approval of the group leader and the President.  The total bonus pool for the Company will be capped at 10% of EBITDA (earnings before interest, taxes, depreciation and amortization) for each fiscal year.

The Bonus Plan may change at any time at the discretion of the Compensation Committee of the Board of Directors and the Chief Executive Officer. Bonus payments under the Plan require the authorization and approval by the Compensation Committee of the Board of Directors. The foregoing is only a brief summary of the Bonus Plan and is qualified by the terms and conditions of the Bonus Plan in its entirety, which the Company expects to include as an exhibit with its quarterly report on Form 10-Q to be filed in respect of the quarter ended June 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GP STRATEGIES CORPORATION

Date: July 7, 2010	/s/ Kenneth L. Crawford
Kenneth L. Crawford
Senior Vice President, Secretary & General Counsel